CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 21, 2014, relating to the financial statements and financial highlights of Thompson IM Funds, Inc., comprising the Thompson LargeCap Fund, Thompson MidCap Fund, and Thompson Bond Fund (the “Funds”), for the year ended November 30, 2013, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

March 27, 2014